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                                                                    Exhibit 23.1



                         Independent Auditors' Consent

The Board of Directors
Unigraphics Solutions Inc.

We consent to incorporation by reference in the registration statement on Form S-8 of Unigraphics Solutions Inc. of our report dated January 30, 2001, relating to the consolidated balance sheets of Unigraphics Solutions Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity/net investment and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the Form 10-K of Unigraphics Solutions Inc. for the year ended December 31, 2000.


                                        KPMG LLP


St. Louis, Missouri
May 31, 2001